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                                                                      Exhibit 21


                              List of Subsidiaries

The operating subsidiaries and divisions of the Company are as follows:


 Altec Lansing International
 Audio Consultants Co., Ltd.
 Cetec International Limited
 Dearden Davies Associates Limited
 Dynacord S.A.
 EVI Audio (U.K.) PLC
 EVI Audio Japan Ltd.
 EVI Audio France S.A.
 EVI Audio (Hong Kong) Limited
 EVI Audio (Aust.) Pty.
 EVI Audio Canada Inc.
 EVI Holding (Deutschland) GmbH
 EVI Audio GmbH

 EVI Audio (Schweiz) AG

 Nivenfield (1992) Limited
 Rebis Audio Limited